Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "CEDAR CREEK MINES LTD." IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE TWENTY-FIRST DAY OF APRIL, A.D. 2008.

AND I DO HEREBY FURTHER CERTIFY THAT THE SAID "CEDAR CREEK MINES LTD." WAS INCORPORATED ON THE THIRD DAY OF APRIL, A.D. 2008.

AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE NOT BEEN ASSESSED TO DATE.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4528940 8300

080452621

AUTHENTICATION: 6536136

DATE: 04-21-08

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "CEDAR CREEK MINES LTD.", FILED IN THIS OFFICE ON THE THIRD DAY OF APRIL, A.D. 2008, AT 4:15 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE 1793 DELAWARE 1855

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4528940 8100

080392697

AUTHENTICATION: 6499978

DATE: 04-03-08

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: **CEDAR CREEK MINES LTD.**

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be:

> To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this corporation is authorized to issue, is one hundred and fifty million (**150,000,000**) shares of Common stock with a par value of **$.00001** and fifty million (**50,000,000**) shares of Preferred stock with a par value of **$.00001**.

FIFTH: The name and address of the incorporator is as follows:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 3rd day of April, 2008.

Corporation Service Company, Incorporator

By: [signature]
Name: Donald C. Towles
Assistant Secretary

State of Delaware
Secretary of State
ivision of Corporations
elivered 04:55 PM 04/03/2008
FILED 04:15 PM 04/03/2008
SRV 080392697 - 4528940 FILE